Exhibit 99.3
e2’s Strategic Business Combination with Nabors Energy Transition Corp. II

Disclaimers & Disclosures (1/2)

Disclaimers & Disclosures (2/2)

TABLE OF CONTENTS Executive Summary Sector Challenges The Opportunity Collaboration with Nabors Appendix

Executive Summary • • • e2 is a State-of-the-Art Solution • • Investment Opportunity • • • • Sector Challenges • • • Market Opportunity • • • Nabors Partnership

e2’s Highly Experienced Management and Nabors Partnership • • • • • • • • • • • • • • • • • • • •

e2Companies® is the creator of the industry’s first Virtual Utility® and a leading provider of integrated solutions for power generation, distribution and energy economics. Its mission is to design solutions that deliver seamless resiliency and unprecedented value for its customers. e2 has over 90 million grid monitoring hours and currently monitors 490 assets at 165 locations globally.

e2 Customers and Strategic Partnerships

e2 Continues to Demonstrate Sustained Growth Customer Backlog and Pipeline(3): • ~ •

e2’s History of Innovation & Project Development

THE ELECTRIC GRID WAS ORIGINALLY INVENTED IN 1882(1) .. THE BASIC DESIGN HAS LARGELY GONE UNCHANGED, AND OVER 70%(2) OF THE INFRASTRUCTURE IN THE U.S. HAS PASSED ITS LIFE EXPECTANCY. The Electric Transformation ELECTRICITY DEMAND IS OUTPACING SUPPLY, AND DATA CENTERS ARE EXPECTED TO DOUBLE THEIR GLOBAL DEMAND BY 2030, REACHING UP TO 298 GW(3) .. OIL & GAS OPERATORS ARE SEEKING TO ELECTRIFY THEIR OPERATIONS, FURTHER INCREASING DEMAND AND CREATING A NEW MARKET. IT WOULD COST APPROXIMATELY $78 TRILLION TO REPLACE(4) THE GLOBAL ELECTRIC GRID AND AT LEAST $12 TRILLION TO MAINTAIN(5) THE CURRENT RELIABILITY OF SERVICE OVER THE NEXT 25 YEARS. THE ELECTRIC GRID HAS FAILED TO EVOLVE TO MEET DEMAND FOR TODAY’S WORLD.

Grid Instability Requires a Real Solution • • • • • • • An Increased Focus on AI Technology Will Exacerbate Grid Constraints

New Grid Interconnections Take Up to 7 years

Hydrogen Natural Gas Wind The Fully Integrated Solution: Seamless Resiliency Re-visioned Reliability AI Grid Optimization Path to Net Zero Solar Bio-fuels and Synthetic Fuels Nuclear Geothermal

Distributed Redundant Distributed More Dynamic Multi-Dimensional

Virtual Utility® - Instantaneous Response for Flexible and Reliable Power • • ® • • • ® with Tri-Fuel Turbines

AI-Based Grid Response Optimization for all Distributed Assets Turnkey Product Solution for Uninterruptible Power HARDWARE SOFTWARE Integrated Hardware and AI-Powered Software to Accelerate the Transition

U.S. PATENT 11,283,290 B2 • • •

AI-Powered Platform e2 has over 90 million hours of grid monitoring data and counting

▪ ▪ ▪ ▪ ▪ ▪ ▪ ▪ ▪ Power Conditioning Lower Emissions Revenue Generation Enhanced Safety Advantages of the R3Di® System

e2’s Virtual Utility® is Delivering Desperately Needed Power Solutions 1 2 3 4 5

e2 is a State-of-the-Art Choice for Mission Critical Facilities Industry participants play the role of grid assurance with Virtual Utility®, allowing for usage of renewables without intermittent power loss or production worries. e2 Headquarters during Hurricane Ian powered by R3Di®, Sept. 28, 2022 • • • 1

Power Quality from Public Utility Power Quality from e2’s patented R3Di® system provides grid-healing technology, delivering seamless power quality for customers across a wide range of industries. 1MW on Utility Loss of Utility 1MW on Generator Utility Restored 1MW on Utility 1:16 0:50 2 e2 Delivers Continuous Power Conditioning and Uninterruptable Supply

e2 Saves Customers Money Through Peak Shaving and Demand Response • • • • • • 3

e2 Provides a State-of-the-Art Solution for Next-Gen. AI Chips • • • 4

e2 Supports Integration of Renewable Power • • • • 5

e2’s Business Model and Unit Economics ~ • • • • • • Mission Critical • • • • • Commercial & Industrial • • • • • Residential • • • Customer Verticals

$17bn+ Customer Backlog and Pipeline There are 4 stages of qualification in e2’s deal pipeline (CRM) based on timing and sales progress. Qualified Lead 01 02 03 04 Quote Sent LOI Signed Contract Signed e2 Customer (Contract) Key Metrics Evaluated: Quantity (Volume) • • • Quality • • • Velocity • •

Illustrative OEM Unit Economics

Transaction Summary • • • •

Pro Forma Ownership

Collaboration with Nabors

Oil & Gas Operators are Committed to Electrification

What Does Nabors Bring?

Synergy Potential on a Global Scale ▪ ▪ ▪ ▪

Strategic Fit and Synergies Operational Corporate Services

First Announcement – Dec. 2024

Preliminary: Subject to Further Review and Due Diligence Appendix

Virtual Utility® to Meet Electrification Needs Benefits Benefits and Considerations of e2 Virtual Utility® Considerations Features of Virtual Utility® Microgrid Installations Across the U.S.(1)

Grove365® - Custom Grid Software Grove365® Grove365® 90,000,000 monitoring hours 490 assets 165 locations

e2 Delivers Where Others Cannot Features & Capabilities

Preliminary: Subject to Further Review and Due Diligence Historical Financials and Sales Backlog & Pipeline Customer Deal Stage MW Revenue Contract Type Customer 1 Lead Qualified 300 $750,000,000 OEM Customer 2 Lead Qualified 10 25,000,000 OEM Customer 3 Lead Qualified 5 12,500,000 OEM Customer 4 Lead Qualified 15 60,000,000 OEM Customer 5 Lead Qualified 2 5,000,000 OEM Customer 6 Lead Qualified 2 5,000,000 OEM Customer 7 Lead Qualified 2 5,000,000 OEM Customer 8 Lead Qualified 6 15,000,000 OEM Customer 9 Quote / MOU Sent 500 1,250,000,000 OEM Customer 10 Quote / MOU Sent 1 2,500,000 ESA Customer 11 Quote / MOU Sent 1 2,500,000 OEM Customer 12 Quote / MOU Sent 1 2,500,000 OEM Customer 13 Quote / MOU Sent 2 5,000,000 OEM Customer 14 Quote / MOU Sent 10 25,000,000 OEM Customer 15 Quote / MOU Sent 1 2,500,000 ESA Customer 16 Quote / MOU Sent 2.8 7,000,000 ESA Customer 17 Quote / MOU Sent 2000 8,000,000,000 OEM Customer 18 Quote / MOU Sent 2 5,000,000 OEM Customer 19 Quote / MOU Sent 8 20,000,000 ESA Customer 20 Quote / MOU Sent 1.4 3,500,000 OEM Customer 21 Quote / MOU Sent 1 2,500,000 OEM Customer 22 Quote / MOU Sent 2 5,000,000 OEM Customer 23 Quote / MOU Sent 500 2,000,000,000 OEM Customer 24 Quote / MOU Sent 4 10,000,000 OEM Customer 25 LOI Sent 350 1,400,000,000 OEM Customer 26 LOI Sent 80 320,000,000 OEM Customer 27 LOI Sent 7.5 18,750,000 OEM Customer 28 LOI Sent 2 5,000,000 ESA Customer 29 LOI Sent 5 12,500,000 OEM Customer 30 LOI Sent 2 5,000,000 OEM Customer 31 LOI Sent 2 5,000,000 ESA Customer 32 LOI Signed 60 150,000,000 OEM Customer 33 Site Visit Complete 1 2,500,000 OEM Customer 34 Final Proposal Presented 10 8,000,000 OEM Customer 35 Final Proposal Presented 3 7,500,000 OEM Customer 36 Contract Signed 0.5 1,250,000 OEM Customer 37 Contract Signed 2 5,000,000 OEM Customer 38 Contract Signed 300 3,750,000,000 ESA Customer 39 Contract Signed 1 2,500,000 OEM Customer 40 Contract Signed 3 7,500,000 ESA Customer 41 Contract Signed 2 5,000,000 OEM Total 4,210 $17,926,000,000

What is Needed to Accelerate Energy Transition? Physical Building Blocks Economic and Societal Adjustments Governance, Institutions, and Commitments • • • • • • • • • • • • • • In the United States, specifically Globally

e2’s Solution for Data Center and Decarbonization Needs ▪ ® ▪ ▪

ISO & UL Certifications Development and Implementation In Progress ISO 14001-2015 Certified ISO 26000-2010 Compliant(1) The R3Di® is ETL CERTIFIED TO UL 9540

G.A. Wintzer & Son Wapakoneta OH

Summary of Risk Factors

Summary of Risk Factors (cont’d)